Exhibit 18
February 26, 2009
Board of Directors
L-3 Communications Holdings, Inc. and
L-3 Communications Corporation
600 Third Avenue
New York, NY 10016
Dear Directors:
We are providing this letter to you for inclusion as an exhibit to your Form 10-K filing pursuant to Item 601 of Regulation S-K.
We have audited the consolidated financial statements included in L-3 Communications Holdings, Inc. and L-3 Communications Corporation’s (“the Company’s”) Annual Report on Form 10-K for the year ended December 31, 2008 and issued our report thereon dated February 26, 2009. Note 2 to the consolidated financial statements describes a change in accounting principle as it relates to the Company’s annual goodwill impairment test date. It should be understood that the preferability of one acceptable method of accounting over another as it relates to a company’s annual goodwill impairment test date has not been addressed in any authoritative accounting literature, and in expressing our concurrence below we have relied on management’s determination that this change in accounting principle is preferable. Based on our reading of management’s stated reasons and justification for this change in accounting principle in the Form 10-K, and our discussions with management as to their judgment about the relevant business planning factors relating to the change, we concur with management that such change represents, in the Company’s circumstances, the adoption of a preferable accounting principle in conformity with Statement of Financial Accounting Standards No. 154, Accounting Changes and Error Corrections.

Very truly yours,
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
New York, New York
February 26, 2009